                                                                     EXHIBIT 2.1

      =====================================================================

                          AGREEMENT AND PLAN OF MERGER
                              AND RECAPITALIZATION

                                 BY AND BETWEEN

                              WHEELS MERGERCO LLC

                                      and

                                XTRA CORPORATION



                           Dated as of June 18, 1998

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

                               TABLE OF CONTENTS


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                                   ARTICLE 1
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                                  THE MERGER..................... 2
     SECTION 1.1 The Merger...................................... 2
     SECTION 1.2 Closing......................................... 2
     SECTION 1.3 Effective Time.................................. 2
     SECTION 1.4 Effect of the Merger............................ 3
     SECTION 1.5 Name, Certificate of Incorporation, By-Laws..... 3
     SECTION 1.6 Directors and Officers.......................... 3


                                   ARTICLE 2

        EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS................... 4
      SECTION 2.1 Effect on Capital Stock........................ 4
      SECTION 2.2 Common Share Elections......................... 5
      SECTION 2.3 Proration...................................... 6
      SECTION 2.4 Options; Stock Plans........................... 8
      SECTION 2.5 Payment for Common Shares...................... 8
      SECTION 2.6 Stock Transfer Books...........................12
      SECTION 2.7 No Further Ownership Rights in Company
                  Common Stock...................................12
      SECTION 2.8 Lost, Stolen or Destroyed Certificates.........12
      SECTION 2.9 Taking of Necessary Action; Further Action.....12


                                   ARTICLE 3

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............13
     SECTION 3.1 Organization and Qualification; Subsidiaries....13
     SECTION 3.2 Capitalization..................................14
     SECTION 3.3 Authority Relative to this Agreement............15
     SECTION 3.4 No Conflict, Required Filings and Consents......16
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     SECTION 3.5    Compliance......................................... 17
     SECTION 3.6    SEC Filings; Financial Statements.................. 18
     SECTION 3.7    Absence of Certain Changes or Events............... 18
     SECTION 3.8    No Undisclosed Liabilities......................... 19
     SECTION 3.9    Absence of Litigation.............................. 19
     SECTION 3.10   Filings; Form S-4; Proxy Statement................. 19
     SECTION 3.11   Opinion of Financial Advisor....................... 20
     SECTION 3.12   Tax Matters........................................ 20
     SECTION 3.13   Takeover Statutes Not Applicable................... 21
     SECTION 3.14   Properties......................................... 22
     SECTION 3.15   Intellectual Property.............................. 23
     SECTION 3.16   Labor Matters...................................... 24
     SECTION 3.17   Year 2000 Compliance............................... 25
     SECTION 3.18   Material Contracts................................. 25
     SECTION 3.19   Employee Benefits; ERISA........................... 26
     SECTION 3.20   Environmental Laws................................. 28
     SECTION 3.21   Title to Personal Properties; Condition of Assets.. 30
     SECTION 3.22   Insurance.......................................... 31
     SECTION 3.23   Required Company Vote.............................. 31
     SECTION 3.24   Board Recommendations.............................. 31
     SECTION 3.25   Brokers............................................ 31


                             ARTICLE 4

     REPRESENTATIONS AND WARRANTIES OF MERGERCO........................ 31
     SECTION 4.1    Organization and Qualification..................... 31
     SECTION 4.2    Financing.......................................... 32
     SECTION 4.3    Authority Relative to this Agreement............... 32
     SECTION 4.4    No Conflict, Required Filings and Consents......... 33
     SECTION 4.5    Filings; Form S-4; Proxy Statement................. 34
     SECTION 4.6    Brokers and Finders................................ 34
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                                   ARTICLE 5
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         CONDUCT OF BUSINESS PENDING THE MERGER.......................... 34
     SECTION 5.1   Conduct of Business by the Company Pending
                   the Merger............................................ 34
     SECTION 5.2   No Solicitation, etc.................................. 37


                                   ARTICLE 6
                           ADDITIONAL AGREEMENTS......................... 39

     SECTION 6.1   HSR Act............................................... 39
     SECTION 6.2   Stockholders' Meetings; Form S-4 and Proxy Statement.. 39
     SECTION 6.3   Access to Information; Confidentiality................ 41
     SECTION 6.4   Indemnification and Insurance......................... 41
     SECTION 6.5   Notification of Certain Matters....................... 43
     SECTION 6.6   Further Action........................................ 43
     SECTION 6.7   Disposition of Litigation............................. 45
     SECTION 6.8   Affiliates............................................ 45
     SECTION 6.9   Stop Transfer Order................................... 45
     SECTION 6.1   Public Announcements.................................. 45
     SECTION 6.1   Retention Bonus Plan.................................. 45
     SECTION 6.12  Company Financial Information......................... 45
     SECTION 6.13  Registration Rights Agreement......................... 46
     SECTION 6.14  Management Agreement.................................. 46
     SECTION 6.15  Employee Plans........................................ 46

                                   ARTICLE 7

                   CONDITIONS TO THE MERGER...............................47
     SECTION 7.1   Conditions to Obligation of each Party to Effect
                   the Merger.............................................47
     SECTION 7.2   Additional Conditions to Obligations of MergerCo.......48
     SECTION 7.3   Additional Conditions to Obligations of the Company....50

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                                      iii
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                                   ARTICLE 8
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                            TERMINATION.................................. 51
     SECTION 8.1   Termination........................................... 51
     SECTION 8.2   Effect of Termination................................. 52
     SECTION 8.3   Fees and Expenses..................................... 52

                                   ARTICLE 9

                         GENERAL PROVISIONS.............................. 54
     SECTION 9.1   Nonsurvival of Representations, Warranties and
                   Agreements............................................ 54
     SECTION 9.2   Notices............................................... 54
     SECTION 9.3   Certain Definitions................................... 56
     SECTION 9.4   Waiver and Amendment.................................. 57
     SECTION 9.5   Headings.............................................. 58
     SECTION 9.6   Severability.......................................... 58
     SECTION 9.7   Entire Agreement...................................... 58
     SECTION 9.8   Parties in Interest................................... 58
     SECTION 9.9   Failure or Indulgence Not Waiver, Remedies Cumulative. 58
     SECTION 9.10  Governing Law......................................... 59
     SECTION 9.11  Counterparts.......................................... 59
     SECTION 9.12  Specific Performance.................................. 59
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                                      iv

                         AGREEMENT AND PLAN OF MERGER
                             AND RECAPITALIZATION


     AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION, dated as of June 18, 1998 (this "Agreement"), by and between WHEELS MERGERCO LLC, a Delaware limited liability company ("MergerCo"), and XTRA CORPORATION, a Delaware corporation (the "Company").

     WHEREAS, the Managers of MergerCo and the Board of Directors of the Company have approved the merger of MergerCo with and into the Company as set forth below (the "Merger"), in accordance with the Delaware Limited Liability Company Act (the "DLLCA") and the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the holders of shares of common stock, par value $.50 per share (the "Common Shares" or the "Shares") of the Company which are issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be entitled, subject to the terms hereof and other than as set forth herein, the right either (i) to retain a portion of their Common Shares or
(ii) to receive cash in accordance with this Agreement;

     WHEREAS, the Merger and this Agreement require the vote of a majority of the issued and outstanding shares of the Common Shares for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth herein, (i) unanimously determined that (A) the consideration to be paid for each Share in the Merger is fair to the stockholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, as a condition to MergerCo's willingness to enter into this Agreement and consummate the transactions contemplated hereby, MergerCo has required that the certain stockholders (as specified in the Voting Agreements (as defined below) (the "Stockholders")) agree, among other things, to vote all Common Shares beneficially owned by the Stockholders in accordance with each of the Voting Agreements, each dated as of even date herewith (the "Voting Agreements"), and comply with the other provisions of the Voting Agreements;

     WHEREAS, certain terms used herein are defined in Section 9.3;

     WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, MergerCo and the Company hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER


     SECTION 1.1 The Merger. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement and the provisions of the DLLCA and the DGCL, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the consummation of the Merger will take place on the third business day after satisfaction or waiver of the conditions set forth in Article 7, at 10:00 a.m., at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DLLCA and the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the

DLLCA and the DGCL (the time of such filing or such later time as is specified in the Certificate of Merger being the "Effective Time").

     SECTION 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5  Name, Certificate of Incorporation, By-Laws.

     (1) Name.  The name of the Surviving Corporation shall be XTRA Corporation.

     (2) Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or MergerCo or their respective stockholders, the Restated Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, until thereafter further amended as provided therein and under the DGCL, shall be the certificate of incorporation of the Company following the Merger.

     (3) By-Laws. At the Effective Time and without any further action on the part of the Company or MergerCo or their respective stockholders, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Company following the Merger and as provided under the DGCL.

     SECTION 1.6 Directors and Officers. The Managers of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the MergerCo, the Company or the holders of any of the following securities:

     (1) Interests in MergerCo. All of the interests in MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Shares following the Merger equal to 4,500,000 Common Shares (or such lesser number as may be determined by MergerCo prior to the mailing of the Proxy Statement (as hereinafter defined), with each member receiving a number of Common Shares which equals the percentage of all such shares corresponding to its percentage of all interests of MergerCo issued and outstanding immediately prior to the Effective Time.

     (2) Cancellation. Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (3) Retention of and Payment for Common Shares. Except as otherwise provided herein and subject to Sections 2.2 and 2.3, each Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

          (i) for each Common Share with respect to which an election to retain such Common Shares has been effectively made and not revoked in accordance with Section 2.2 (the "Potential Election Shares") and which is to be retained in accordance with Section 2.3(2)(ii) or Section 2.3(3), the right to retain such fully paid and nonassessable Common Share (an "Election Share");

          (ii) for each Common Share which was not a Potential Election Share, but which is to be retained in accordance with Section 2.3(3)(ii), the right to retain such fully paid and non-assessable Common Share (a "Non-Election Share" and, together with the Election Shares, the "Retained Shares"); and

         (iii) for each Common Share (other than Dissenting Shares (as defined in Section 2.5(10) and Retained Shares) the right to receive in cash from the Company following the Merger an amount equal to $65 (the "Cash Price" and, with the Retained Shares, the "Merger Consideration") and each such Common Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Common Shares shall, to the extent such Certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Cash Price applicable thereto, upon surrender of such Certificate in accordance with Section 2.5.

     SECTION 2.2 Common Share Elections. Each person who, on or prior to the Election Date (as defined in Section 2.2(b) below), is a record holder of Common Shares will be entitled to make an unconditional election on or prior to such Election Date to express a desire to retain such shares, on the basis hereinafter set forth and subject to Section 2.3 hereof.

     (1) Subject to any required clearance by the Securities and Exchange Commission (the "SEC"), the Company shall prepare and mail a form of election (the "Form of Election"), which form shall be subject to the reasonable approval of MergerCo, with the Proxy Statement to the record holders of Common Shares as of the record date for the Special Meeting (as hereinafter defined), which Form of Election shall be used by each record holder of Common Shares who elects to
express a desire to retain Common Shares held by such holder.   The Company will
use its best efforts to make the Form of Elections available to all persons who become holders of Common Shares during the period between such record date and the Election Date, with a copy of the Proxy Statement. Any such holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the second business day prior to the date of the Special Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates for the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates asset forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery).

     (2) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or (ii) after the Election Date, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guaranties of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (3) The determination of the Exchange Agent shall be binding with respect to whether or not elections have been properly made or revoked pursuant to this
Section 2.2 and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Common Shares was not properly made, such shares shall be treated by the Exchange Agent as shares for which no election was received, and such shares shall be retained or converted in accordance with Section 2.1 and 2.3. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of Common Shares. The Exchange Agent may, with the mutual agreement of MergerCo and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.3  Proration.

     (1) Notwithstanding anything in this Agreement to the contrary, the "Retained Share Number" shall equal 500,000 Common Shares (or such lesser number as is determined by MergerCo prior to the mailing of the Proxy Statement).

     (2) If the number of Potential Election Shares is greater than the Retained Share Number, then each Potential Election Share shall be retained as an Election Share in accordance with the terms of Section 2.1(3)(i) or receive cash in accordance with the terms of Section 2.1(3)(iii) in the following manner:

         (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Retained Share Number by the total number of Potential Election Shares.

        (ii) The number of Potential Election Shares covered by each election to be retained as Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Potential Election Shares covered by such election, rounded to the nearest whole number.

        (iii) All Potential Election Shares, other than those shares which are retained in accordance with Section 2.3(2)(ii), shall be converted into cash in accordance with the terms of Section 2.1(3)(iii).

     (3) If the number of Potential Election Shares is less than or equal to the Retained Share Number, then each Potential Election Share shall be retained as an Election Share in accordance with the terms of Section 2.1(3)(i) and each Common Share other than a Potential Election Share or a Dissenting Share (a "Potential Cash Share") shall be retained as a Non-Election Share in accordance with Section 2.1(3)(ii) or converted into cash in accordance with the terms of
Section 2.1(3)(iii) in the following manner:

          (i) A proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Retained Share Number and the number of Potential Election Shares, by (y) the number of Potential Cash Shares.

         (ii) The number of Potential Cash Shares held by each stockholder to be retained as Non-Election Shares in accordance with Section 2.1(3)(ii) shall be determined by multiplying the Cash Proration Factor by the total number of Potential Cash Shares held by such stockholder, rounded down to the nearest whole number.

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

        (iii) All Potential Cash Shares, other than those shares retained as Non-Election Shares, shall be converted to cash in accordance with Section 2.1(3)(iii).

     SECTION 2.4 Options; Stock Plans. (1) Except as may be agreed to by the Company, with the consent of MergerCo, and employees identified by MergerCo prior to the Effective Time, options to acquire Shares ("Stock Options") which are outstanding as of the date of this Agreement and which were granted to employees, former employees or directors under the Company's 1987 Stock Incentive Plan, 1997 Stock Incentive Plan, 1991 Stock Option Plan for Non-Employee Directors and Deferred Director Fee Option Plan (which are the only stock option plans, programs or similar arrangements of the Company or any of its Subsidiaries) (the "Option Plans") shall be canceled by the Company and terminated, and each holder of a Stock Option who executes an agreement acknowledging the cancellation of such Stock Option, whether or not then exercisable, shall be entitled to receive as soon as practicable after the Effective Time from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes, but without interest) equal to the product of (i) the number of Shares previously subject to such Stock Option, multiplied by (ii) the positive excess, if any, of the Cash Price over the exercise price per share of the Shares previously subject to such Stock Option. The Company agrees that prior to the Effective Time it shall take all steps necessary or appropriate under the Option Plans to effect the foregoing as of the Effective Time. The Company shall take all necessary actions required to properly withhold and remit to the proper taxing authorities all income, employment and other taxes required by applicable law to be withheld from the payment of such cash amounts.

          (2) The Company agrees that it will take all necessary action prior to the Effective Time to terminate the Company's Employee Stock Purchase Plan as of the Effective Time.

     SECTION 2.5    Payment for Common Shares.

     (1) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to MergerCo and the Company shall act as exchange agent (the "Exchange Agent"). Following the Effective Time, MergerCo shall cause to be made available to the Exchange Agent, as and when required, an amount (the "Exchange Fund") equal to the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.1(3).

     (2) Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

     (3) In effecting the payment of the Cash Price in respect of Common Shares represented by Certificates entitled to payment of the Cash Price pursuant to
Section 2.1(3)(iv) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Common Shares for certificates representing Retained Shares) such Certificate shall forthwith be cancelled.

     (4) In effecting the exchange of Retained Shares in respect of Common Shares represented by Certificates which, at the Effective Time, shall become Retained Shares, upon surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate a certificate representing that number of whole Retained Shares which such holder has the right to receive pursuant to the provisions of Section 2.1(3), and cash in lieu of fractional Retained Shares. Upon such exchange (and any payment of the Cash Price for Cashed Shares), such Certificate so surrendered shall forthwith be cancelled.

     (5) Until surrendered in accordance with paragraphs (3) or (4) above, each such Certificate (other than Certificates representing Common shares held by MergerCo or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other rates required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (6) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(7) until the surrender of such Certificates in accordance with this Section 2.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional Common Share to which such holder is entitled pursuant to Section 2.5(7).

     (7) No Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Common Shares retained pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Retained Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Price.

     (8) Termination of Escrow Fund. Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

     (9) No Liability. None of MergerCo, the Company or Exchange Agent shall be liable to any person in respect of any Retained Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Retained Shares, any cash in lieu of fractional Retained Shares or any dividends or distributions with respect to Common Shares in respect of such

Certificate would otherwise escheat to or become property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (10) Dissenter's Rights. Notwithstanding 2.1(3), Common Shares that have not been voted for adoption of the Merger and the Merger Agreement and with respect to which appraisal shall have been properly demanded in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Common Shares withdraws his or her demand for such appraisal (in accordance with the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration without interest. The Company shall give MergerCo (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal of Common Shares and any other instruments relating to the DGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to demands for appraisal and will not, except with the prior written consent of MergerCo, settle or offer to settle any such demands.

     (11) Withholding Rights. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares, such amounts as the Exchange Agent or Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent or the Surviving Corporation.

     SECTION 2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Common Shares and no transfer of Common Shares shall thereafter be made.

     SECTION 2.7    No Further Ownership Rights in Company Common Stock.
The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     SECTION 2.8 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the MergerCo or Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Article 2; provided, however, that MergerCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against MergerCo or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.9 Taking of Necessary Action; Further Action. Each of MergerCo and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerCo, the officers and directors of the Company and MergerCo immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to MergerCo that, except as set forth in the SEC Reports (as hereafter defined) or in the section of the written disclosure schedule delivered on or prior to the date hereof by the Company to MergerCo relating to the correlative section of this Article 3 (the "Company Disclosure Schedule"):

     SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority, directly or indirectly, to own its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed will not have a Material Adverse Effect (as defined in Section 9.3). A true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the name of each holder of, and the number of shares of each Subsidiary's outstanding capital stock owned thereby, is set forth in Section 3.1 of the Company Disclosure Schedule. "Significant Subsidiary" means a Subsidiary of the Company which is a "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company. Except for the ownership interests set forth in
Section 3.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any other person. The Company has heretofore furnished to MergerCo complete and correct copies of the Certificate of Incorporation and the By-laws of the Company and XTRA, Inc., a Maine corporation which is wholly owned by the Company. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or XTRA, Inc. The Company and its Significant Subsidiaries are not in violation of any of the provisions of their respective certificates of incorporation, by-laws or equivalent organizational or governing documents.

     SECTION 3.2 Capitalization. The authorized capital stock of the Company consists of (i) 30,000,000 Common Shares and, (ii) 3,000,000 shares of Preferred Stock. As of the date hereof, 15,328,403 Common Shares and no shares of Preferred Stock are issued and outstanding and 837,949 Common Shares are reserved for issuance upon exercise of outstanding stock options. All the issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive (or similar) rights. Except as set forth above, there are no shares of capital stock or other equity interests of the Company authorized, issued or outstanding, and there are no outstanding options, warrants, rights, calls, subscriptions, convertible or other securities or other agreements, commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary obligating the Company or any Subsidiary to issue, transfer or sell any Shares or other securities and there are no securities exchangeable for or convertible into capital stock or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and there are not outstanding any equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section 3.2 of the Company Disclosure Schedule (exclusive of the purchase price of property due within 90 days of date of purchase). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any Subsidiary. Section 3.2 of the Disclosure Schedule contains a table which sets forth, with respect to each class of outstanding options (i) the number of Common Shares subject to options which are included in such class,
(ii) the names of the officers and directors of the Company and any other Person to whom options have been granted, (iii) the number of options granted to such officers and directors and any other Person which are presently exercisable or which will become exercisable at some future date and, in each case, the exercise price of each option. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no agreements or arrangements pursuant to which the Company is or could be required to register Common Shares or other securities under the Securities Act or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of the capital stock of each Significant Subsidiary (other than any directors' qualifying shares) are validly issued, fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of all liens, claims, pledges, mortgages, charges, security interests and encumbrances of any nature whatsoever ("Liens") and there are no voting trusts, voting agreements or similar understandings applicable with respect to such shares.

     SECTION 3.3 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. The execution, delivery and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company, have been duly authorized by all necessary corporate action on the part of the Company, subject only to approval of the Merger, if necessary, by the stockholders of the Company as provided in Section 6.2 and the filing and recording of appropriate merger documents as required by the DGCL. This Agreement and the Merger have been approved by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and due and valid execution and delivery by MergerCo, is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity regardless of whether applied in a proceeding in equity or at law. The Board of Directors of the Company has approved this Agreement and the Voting Agreement (including the option contemplated thereby) and the transactions contemplated hereby and thereby (including the Merger) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). No provision of the Certificate of Incorporation, By-laws or other equivalent organizational or governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of MergerCo or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by MergerCo or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to MergerCo in the event that MergerCo were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

     SECTION 3.4    No Conflict, Required Filings and Consent.

     (1) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or the equivalent organizational or governing documents of any Significant Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses
(i) of subsection (2) below have been obtained and all filings described in such clauses have been made, conflict with or violate any federal, foreign, state or provincial law, ordinance, rule, regulation, order, judgment, arbitral award or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, loan, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except in any such case (A) with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that do not individually or in the aggregate, have a Material Adverse Effect or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and
(B) with respect to clause (iii), as set forth in Section 3.4 of the Company Disclosure Schedule.

     (2) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority (a "Governmental Entity") except for (A) (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 to be filed by the Company in connection with the retention of Common Stock of the Company in the Merger (the "Form S-4"), and (z) such reports under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), foreign anti-trust or other similar laws (and the applicable rules and regulations under any of the foregoing), (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and by relevant authorities of other states in which the Company is qualified to do business; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the state securities laws ("Blue Sky Laws") and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     SECTION 3.5 Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, loan, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except for any such conflicts, defaults or violations which do not have a Material Adverse Effect.

     SECTION 3.6  SEC Filings; Financial Statements.

     (1) The Company and each of its Subsidiaries has filed with the SEC, to the extent required to be filed, (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1997, 1996 and 1995, (ii) its Quarterly Reports on Form 10-Q for each quarter subsequent to September 30,1997, (iii) Form 8-K reports since September 30, 1997, (iv) proxy statements relating to all meetings of its stockholders (whether annual or relating to all meetings of its stockholders (whether annual or special) during 1996, 1997 and 1998 and (v) all other forms, statements, documents, reports or registration statements required to be filed by the Company or any of its Subsidiaries since September 30, 1995 (collectively, the "SEC Reports"). The SEC Reports (i) complied in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (2) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.7 Absence of Certain Changes or Events. Except as set forth in the SEC Reports filed and made publicly available, since March 31, 1998, the Company and its Subsidiaries has conducted their business in the ordinary course consistent with past practice and there has not occurred (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a

Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of property or equipment or writing off notes or accounts receivable other than in the ordinary course of business or (f) except as otherwise reflected in the Company Disclosure Schedule, any action which, if it is taken after the date hereof, would have required the consent of MergerCo under Schedules 5.1(1), 5.1(2)(ii) (excluding normal quarterly dividends), 5.1(iii)-(iv), 5.1(3), 5.1(5) (except for leases of real property), 5.1(7), 5.1(8), 5.1(9), 5.1(10) or 5.1(12).

     SECTION 3.8 No Undisclosed Liabilities. Except as disclosed in the Annual Report on Form 10-K for the fiscal year ended September 30, 1997, or in subsequent SEC Filings filed and publicly available prior to the date hereof, the Company and its Subsidiaries have no liabilities or obligations, accrued, absolute, contingent or otherwise, other than those which have been incurred since March 31, 1998 in the ordinary course of business consistent with past practice and those which, individually or in the aggregate, do not have a Material Adverse Effect.

     SECTION 3.9 Absence of Litigation. Except as disclosed in the SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court or governmental or other regulatory or administrative agency or commission that, individually or in the aggregate, do not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which is reasonably expected to have, in the foreseeable future a Material Adverse Effect. As of the date hereof, no officer or director of the Company is a defendant in any litigation commenced by stockholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company under any federal, state, local or foreign law (including litigation under federal and state securities laws).

     SECTION 3.10 Filings; Form S-4; Proxy Statement. None of the information provided by the Company in any document to be filed with any Governmental Entity in connection with the Merger and the transactions contemplated hereby or supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the retention of Common Shares following the Merger (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by MergerCo or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents specifically for inclusion in the Proxy Statement. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.11 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Goldman, Sachs & Co., that in its opinion, as of the date hereof, the Merger Consideration to be received in the Merger by the Company's stockholders (other than consideration paid with respect to dissenting shares) is fair to the holders of Shares from a financial point of view.

     SECTION 3.12    Tax Matters.

     (1) As used in this Agreement, (i) "Company Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof) on the Company or any of its Subsidiaries, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and (ii) "Tax Return" shall mean any report, return, document, declaration or other information required to be filed with any taxing authority or jurisdiction with respect to Company Taxes.


     (2)  Except as would not have a Material Adverse Effect:

          Each of the Company and its Subsidiaries has timely filed or has had timely filed on its behalf all Tax Returns that it was required to file on or before the date hereof, and such Tax Returns are true, correct and complete. Each of the Company and its Subsidiaries has timely paid all Company Taxes required to be paid before the date hereof. There are no Liens for Company Taxes on any of the properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet due.

     (3)  Except as would not have a Material Adverse Effect or as set forth in
Section 3.12 of the Company Disclosure Schedule:

          No audit or other proceeding with respect to Company Taxes has been commenced by any taxing authority, and neither the Company nor any of its Subsidiaries has received any written notice of any audit, claim, deficiency or assessment pending or proposed with respect to Company Taxes. All deficiencies relating to Company Taxes asserted in writing and any assessments made as a result of any examinations of Tax Returns of the Company or any of its Subsidiaries by the IRS or the appropriate state, local or foreign taxing authority have been paid in full or are being contested in good faith. Neither the Company nor any of its Subsidiaries is party to any written agreements or waivers extending the statutory period of limitations applicable to any Company Taxes. There is no contract or agreement, plan or arrangement by the Company or any of its Subsidiaries covering any person that could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiaries by reason of Section 162(m) or Section 280G of the Code or otherwise, as now in effect or as in effect as of the Effective Time. Schedule 3.12 of the Company Disclosure Schedule lists the currently outstanding power of attorneys granted by or with respect to the Company and its Subsidiaries relating to federal and state Company Taxes.

     SECTION 3.13 Takeover Statutes Not Applicable. No "fair price," "moratorium," "control share MergerCo," "interested stockholder" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") applicable to the Company or any of its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreements.

     SECTION 3.14    Properties. (1) The Company or one of its Subsidiaries has
(i) good and marketable fee title to the real property owned in fee by the Company or any of its Subsidiaries (collectively, the "Owned Properties") and
(ii) good and valid leasehold title or other occupancy right to the real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the "Leased Properties") (the Owned Properties and Leased Properties being sometimes referred to herein collectively as the "Company Properties"), in each case free and clear of all options to purchase or lease (in the case of the Owned Properties), leases, subleases, rights of first offer, conditions of limitation, easements, Liens, covenants, rights-of-way and other restrictions (collectively, "Title Matters"), except for such Liens and Title Matters, which individually or in the aggregate, do not have a Material Adverse Effect or which do not materially and adversely affect the current use or value of any Company Properties significant to the Company and its Subsidiaries taken as a whole.

          (2) Each agreement under which real property is leased, subleased or licensed to the Company or one of its Subsidiaries (collectively, the "Company Leases") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder and there exists no default under any of the Company Leases by the Company or any of its Subsidiaries and no circumstance exists which, with the giving of notice, the passage of time or both could result in such a default, except for such matters or other circumstances which, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in
Section 3.14(b) of the Company Disclosure Schedule, the consummation of the Merger or other transactions contemplated hereby does not violate the terms of any of the Company Leases, other than violations, which individually or in the aggregate do not have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there are no Company Leases subject to any Lien, sublease, assignment, license or other agreement granting to any third party any interest in such Company Lease or any right to the use or occupancy of any Leased Property, except for any of the foregoing matters which, individually or in the aggregate, do not have a Material Adverse Effect.

          (3) Each of the Company and its Subsidiaries has all permits necessary to own or operate its Owned Real Property and Leased Real Property as currently owned, and, to the knowledge of the Company, no such permits will be required, solely as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit the Company following the Merger to continue to own or operate such Company Properties, other than any such permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, with respect to any Owned Real Property or Leased Real Property, any written notice of default or any written notice of noncompliance with respect to applicable federal, state, local and foreign laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which has a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened condemnation or other governmental taking of any of the Owned Real Property or Leased Real Property, which would have a Material Adverse Effect. All material buildings, structures, improvements and fixtures located on, under, over or within the Company Properties, taken as a whole, (A) are in good operating condition and repair and are structurally sound and free of any material defects; and (B) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

     SECTION 3.15 Intellectual Property. Except as does not have a Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) no claims are pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging, that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the knowledge of the Company, there is no basis therefor; (iii) neither the Company nor any of its subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any person; (iv) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (v) the execution and delivery of this Agreement, compliance with its terms and the consum-mation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to Intellectual Property, or right of termination, alteration, amendment, cancellation or acceleration of any Intellectual Property right or obligation, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right. For purposes of this Agreement, "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof.

     SECTION 3.16 Labor Matters. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened; (iv) to the knowledge of the Company, no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against the Company or any of its Subsidiaries; (v) to the knowledge of the Company, no grievance is pending or threatened against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices and (vii) there have been no adverse developments with respect to the matters set forth on Schedule 3.16, except, with respect to matters in clauses
(iv), (v), (vi) or (vii), individually or in the aggregate, do not have a Material Adverse Effect.

     SECTION 3.17 Year 2000 Compliance. Except as disclosed in the SEC Reports, all software, databases, microcode, hardware, systems and devices with date-related functionality used by the Company or its Subsidiaries, or which are in development by or for the Company or any of its Subsidiaries, correctly Process (as defined below) all dates, including those before, on or after January 1, 2000 (taking into account leap year considerations), without any loss of functionality, interoperability or performance, and whether used on a stand-alone basis or in combination with other software, hardware, system or device. For purposes of the foregoing, "Process" means all functions, including
                                -------
but not limited to accepting as input, calculating, storing, displaying and generating as output.

     SECTION 3.18 Material Contracts. The Company has delivered or made available to MergerCo true and correct copies of all written Material Agreements (as hereinafter defined). Except as set forth in Section 3.18 of the Company Disclosure Schedule, each Material Agreement is in full force and effect and, to the knowledge of the Company, is valid and enforceable by the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement except for such defaults the effect of which, individually or in the aggregate, do not have a Material Adverse Effect. To the knowledge of the Company, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any agreement which default has a Material Adverse Effect. Except as set forth in Section 3.18 of the Disclosure Schedule, to the knowledge of the Company, there exist no indemnification agreements with any of the directors and officers of the Company. As used in this Agreement, "Material Agreement" shall mean each agreement, arrangement, instrument, bond, note, commitment, franchise, indemnity, indenture, lease, license or understanding, whether or not in writing, to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their respective properties is subject that (i) was filed as exhibit to or otherwise reflected in the report on Form 10-K filed with the SEC by the Company for the Company's fiscal year ended September 30, 1997 or in SEC reports filed thereafter, (ii) obligates the Company or any of its Subsidiaries to pay after March 31, 1998 an amount in excess of $500,000 in any twelve-month period beginning after March 31, 1998 (other than for real estate leases or other than for insurance policies listed on Schedule 3.22), (iii) provides for the extension of credit (other than for employee advances in the ordinary course of business) in an amount in excess of $10,000 or more in any single transaction or $50,000 in any series of transactions, (iv) provides for a guaranty by the Company or any of its Subsidiaries of obligations of others in excess of $1,000,000, (v) constitutes a consulting agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty and calling for payments of $100,000 or more per year, (vi) represents a contract upon which the Company and its Subsidiaries taken as a whole are substantially dependent,
(vii) in addition to that as set forth on Schedule 3.2, represents indebtedness for borrowed money for $100,000 or more, (viii) relates to the divestiture or acquisition since June 30, 1995 of a significant amount of assets other than in the ordinary course of business, or (ix) limits, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any present lines of business, compete with any Person in the Company's present lines of business or expand the nature or geographic scope of the Company's present lines of business.

     SECTION 1.34    Employee Benefits; ERISA.

     (1) Schedule 3.19(1) contains a true and complete list of each material deferred compensation and each other equity compensation plan, program, agreement or arrangement; each severance or termination pay and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement (other than those requiring the payment of less than $50,000 per year to any employee or former employee and less than $500,000 per year in the aggregate to all employees); and each other employee material benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Plans"). Neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary. No Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Each Plan may be terminated at any time by the Company or the appropriate Subsidiary or ERISA Affiliate.

     (2) With respect to each Plan, the Company has heretofore delivered to MergerCo each of the following documents:

                (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

               (ii) a copy of the two most recent annual reports;

              (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

               (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

               (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

     (3) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. To the knowledge of the Company, each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To the knowledge of the Company, each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements. To the knowledge of the Company, neither the Company or any Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

     (4) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (5) Except as set forth in Schedule 3.19(5) hereto, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (6) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee, former employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     SECTION 3.20 Environmental Laws. (1) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or is disclosed in Schedule 3.20: (i) the Company and its Subsidiaries hold, and, to the knowledge of the Company, are in compliance with, all Environmental Permits, and the Company and its Subsidiaries are otherwise in compliance with all applicable Environmental Laws and there are no circumstances that might prevent or interfere with such compliance in the future; (ii) none of the Company or any of its Subsidiaries has received any Environmental Claim, and the Company is not aware of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a Environmental Claim, against the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any judgment, decree, order or other requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law; (v) to the knowledge of the Company, there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, migration, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to a material liability of the Company or any of its Subsidiaries under any Environmental Laws or any contract or agreement; (vi) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required solely by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation; (vii) to the knowledge of the Company, Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that could give rise to a material liability under, any Environmental Laws; and
(viii) to the knowledge of the Company, the Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

          (3) The Company has provided or made available to MergerCo or its representatives copies of all material Environmental Reports in its possession relating to its Fairmont City, Illinois facility. For purposes of this Agreement, an Environmental Report means any report, study, assessment, audit, or other similar document prepared by or for the Company or its Subsidiaries, or in the possession of any of them, that addresses environmental matters affecting its Fairmont City, Illinois facility.

          (4) For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

          "Environmental Laws" means all applicable federal, state, local and foreign statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state, local and foreign laws.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries, including without limitation in connection with the operations of the Company's and its Subsidiaries' facilities and otherwise to conduct their respective businesses.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     SECTION 3.21    Title to Personal Properties; Condition of Assets.

     (1) Except as set forth in Schedule 3.21 of the Disclosure Schedule and except where the failure to so have will have a Material Adverse Effect, the Company and each Subsidiary has good and marketable title to, or valid leasehold interests in, all its material personal properties and assets. All such material personal properties and assets are free and clear of all Liens other than those set forth in Schedule 3.21 of the Company Disclosure Schedule and except for Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company or any Subsidiary to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, in any material respect, such personal properties and assets.

     (2) The material personal properties and assets of the Company and its Subsidiaries, taken as a whole, are in reasonably good repair and operating condition, ordinary wear and tear excepted, and are sufficient for the conduct of the business of the Company and Subsidiaries as presently conducted.

     SECTION 3.22 Insurance. The Company has in full force and effect the insurance policies set forth in Schedule 3.22 of the Company Disclosure Schedules.

     SECTION 3.23 Required Company Vote. The affirmative vote of a majority of the outstanding Common Shares is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 3.24 Board Recommendations. The Board of Directors of the Company, at a meeting duly called and held, has by vote of the directors present (which directors constituted a quorum) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated herein, including the Merger.

     SECTION 3.25 Brokers. No broker, finder or investment banker other than Goldman, Sachs & Co. (the "Company Financial Advisor") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to MergerCo a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. The aggregate fees payable under such agreements will not be in excess of $6.5 million.


                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF MERGERCO

     MergerCo hereby represents and warrants to the Company that:

     SECTION 4.1 Organization and Qualification. MergerCo is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority, directly or indirectly, to own its properties and assets and to carry on its business as it is now being conducted. MergerCo was formed on June 17, 1998 solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, and
(ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     SECTION 4.2 Financing. Investors in MergerCo (the "Investors") have, as of the date hereof, sufficient sources of liquid capital funds, to fund, in cash, to the Company at least $292.5 million in equity capital and MergerCo has received and provided the Company with true and correct copies of executed commitment letters (the "Commitment Letters") from certain institutional lenders and investors with respect to secured bank facilities, unsecured subordinated debt financing and equity financing (such persons being collectively referred to as the "Financing Sources") and, subject to its receipt of the financing contemplated by the Commitment Letters, will have as of the Closing Date funds in an aggregate amount sufficient to (i) pay the aggregate Cash Price with respect to all outstanding Shares, (ii) prepay, redeem, refinance or renegotiate the Company's existing indebtedness other than with respect to the Company's Series C Medium Term Notes and capital leases, if required to consummate the Merger and the other transactions contemplated hereby, and pay any and all fees, expenses and costs in connection with any such prepayment, redemption, refinancing or renegotiation and in connection with obtaining of the financing contemplated by the Commitment Letters, (iii) consummate all of the other transactions contemplated by this Agreement, and (iv) provide sufficient working capital needs of the Company following the Merger (as determined by MergerCo) (collectively, the "Required Financing").

     SECTION 4.3 Relative to this Agreement. MergerCo has full power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of MergerCo. This Agreement has been duly and validly executed and delivered by MergerCo and, assuming due authorization and due and valid execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of MergerCo enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity regardless of whether applied in a proceeding in equity or at law.

     SECTION 4.4  No Conflict, Required Filings and Consents.

     (1) The execution and delivery of this Agreement by MergerCo does not, and the performance of this Agreement by MergerCo will not, (i) conflict with or violate the Operating Agreement of MergerCo, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) of subsection (2) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Laws applicable to MergerCo or by which its properties or assets are bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair MergerCo's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MergerCo pursuant to, any note, bond, loan, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MergerCo is a party or by which MergerCo or its properties or assets are bound or affected, except, in any such case with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of the MergerCo to consummate the Merger or the transactions contemplated by this Agreement.

     (2) The execution and delivery of this Agreement by MergerCo does not, and the performance of this Agreement by MergerCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the premerger notification requirements of the HSR Act, foreign antitrust laws (and the applicable rules and regulations under any of the foregoing), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent MergerCo from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 4.5 Filings; Form S-4; Proxy Statement. None of the information provided by MergerCo in any document to be filed with any Governmental Entity in connection with the Merger and the transactions contemplated thereby or supplied in writing by MergerCo specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company, on the date of the Stockholders' Meeting (as hereafter defined) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, MergerCo makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

     SECTION 4.6 Brokers and Finders. Except as provided in Section 8.3(3), neither MergerCo nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability being imposed on the Company.


                                   ARTICLE 5

                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless otherwise agreed in writing by MergerCo or as otherwise specifically contemplated by this Agreement:

     (1) The Company shall and shall cause each of its Subsidiaries to conduct their respective businesses only in the ordinary and usual course and consistent with past practice;

     (2)  The Company shall not and shall cause each of its Subsidiaries not to
(i) amend its Certificate of Incorporation or by-laws or equivalent organizational or governing documents of any Subsidiary; (ii) split, combine, subdivide or reclassify any outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to shares of capital stock or any of them (other than dividends paid to the Company by its wholly owned Subsidiaries in respect of their common stock); (iii) issue, sell, pledge, dispose of, encumber or subject to any Lien or authorize or propose the issuance, sale, pledge, disposition or encumbrance of (or imposition of a Lien on) (A) any shares of, or rights of any kind to acquire any shares of, capital stock of any class of any of them, or securities convertible into any such shares, or any rights, warrants or options or commitments of any nature whatsoever to acquire any such shares or convertible securities or (B) any other securities in respect of or in substitution for any outstanding shares of capital stock of any of them (other than upon exercise of, and pursuant to, Stock Options outstanding on the date of this Agreement); or (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock;

     (3) The Company shall use reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries, and to preserve the good will of those having business relationships with it and its Subsidiaries;

     (4)  The Company shall not and shall cause each of its Subsidiaries not to
(i) (except for increases which are mandated by the terms of existing agreements and increases for persons other than officers and directors in the ordinary course of business and consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any Benefit Plan) (ii) grant any severance or termination pay not currently required to be paid under existing severance plans (except in an amount not greater than $10,000 to any single employee and, in any event, not greater than $300,000 to all employees) to, or enter into or modify in any material or economic respect any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its Subsidiaries, except for the granting of severance or termination pay, in the ordinary course of business consistent with past practice, to nonexecutive employees who are terminated by the Company after the date hereof, (iii) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (iv) terminate the existing employment arrangements with any officer of the Company or any of its Subsidiaries or take any action that would constitute a breach of any such arrangements or take any action (other than consummation of the Merger) which would cause any change-of-control, severance or similar payment to be payable to any such individual;

     (5) The Company shall not and shall not permit any of its Subsidiaries to encumber, sell, lease or otherwise dispose of or acquire any assets other than in the ordinary course of business consistent with past practice or, except as otherwise provided herein, enter into any merger or other agreement providing for the acquisition of the Company or any of its Subsidiaries by any third party or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any lease for real property requiring the payment of $100,000 or more per annum or having a term greater than two years.

     (6) Other than with respect to borrowings and repayments in the ordinary course of business under existing lines of credit (which borrowings shall not in aggregate amount exceed $859 million in U.S. dollars at any one time
outstanding),   neither the Company nor any Subsidiary shall (i) repurchase, repay, incur or cause or permit to exist any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person other than the Company or a direct or indirect wholly owned Subsidiary of the Company; (ii) enter into, terminate, waive, modify or amend any Material Contract in any material respect or enter into or amend or modify any contract or agreement for the purchase or lease of property, equipment or assets requiring payments from third parties of

$5,000,000 or more and having a term of two years or more; or (iii) other than capital expenditures of $60,900,000 already ordered and set forth on Schedule 5.1(6), authorize any capital expenditures in an amount exceeding $10,000,000 per month on a cumulative basis;

     (7) Except as may be required as a result of a change in law or in generally accepted accounting principles, the Company shall not change in any material respect any of its accounting practices, principles or methods;

     (8) Neither the Company nor any Subsidiary shall settle or compromise any pending or threatened suit, action or claim for in excess of $250,000 per suit, action or claim, and $500,000 in the aggregate (it being agreed that the Company may settle or compromise any of the foregoing pursuant to which it is entitled to collect monies thereby in its reasonable judgment in a manner consistent with past practice), or which relates to the transactions contemplated hereby;

     (9) The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than this Agreement and the Merger);

     (10) The Company shall maintain all insurance policies in full force and effect;

     (11) Except as would not have a Material Adverse Effect, the Company shall not and shall cause its Subsidiaries not to compromise or settle any claim, with respect to Company Taxes; and

     (12) Neither the Company nor any Subsidiary shall take or agree to take in writing or otherwise, enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 5.2  No Solicitation, etc.

     (1) Until the termination of this Agreement, the Company and its Subsidiaries shall not, directly or indirectly, whether through any officer, director, employee, representative, agent or advisor (including any attorney, accountant, consultants, banker or financial advisor) of the Company or any of its Subsidiaries or otherwise, (i) solicit, initiate, encourage or facilitate the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer), liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition or exchange of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or its Subsidiaries, or any combination of the foregoing or similar transactions involving the Company or any Subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide or disclose any nonpublic information to any Person relating to, any Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated hereby, or (iv) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal which is received by the Company after the date and is not solicited in violation of this Agreement, if such a proposal is, in the opinion of the Company's Board of Directors, more favorable to the Company's stockholders than the transactions contemplated by this Agreement, and the Board of Directors of the Company determines in good faith (upon advice of outside legal counsel) that it is required to do so in order not to violate its fiduciary duties.

     (2) The Company shall promptly notify MergerCo after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to MergerCo shall be made in writing, shall identify the offeror and shall indicate whether the Company is providing or intends to provide the Person making the Acquisition Proposal with access to information concerning the Company as provided in Section 5.2(3). The Company shall also furnish to MergerCo a written summary of the material terms and conditions of the Acquisition Proposal.

     (3) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 5.2(c) in order to not violate the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and MergerCo, the Company may provide such person with access to information regarding the Company.

     (4) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than MergerCo) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any such persons from the confidentiality provisions of any confidentiality agreement to which the Company is a party.


                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated hereby and shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     SECTION 6.2  Stockholders' Meetings; Form S-4 and Proxy Statement.

          (i) The Company acting through its Board of Directors, will, as promptly as practicable following the date of effectiveness of the Form S-4 and in consultation with MergerCo, shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to (i) duly call, give notice of convene and hold a meeting of the Company Stockholders for the purpose of voting upon the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) (A) subject to its fiduciary duties under applicable law, include in the Proxy Statement the [unanimous] recommenda-tion of the Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinion of the Company Financial Advisor that the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger, is fair to such stockholders from a financial point of view, (B) include along with the Proxy Statement a Form of Election, and
     (C) use its best efforts to hold such meeting and obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders, as soon as practicable after the date hereof.

          (ii) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the registration and qualification in connection with the Merger of capital stock of the Company following the Merger. MergerCo and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4; without limiting the generality of the foregoing, the Company will immediately notify MergerCo of the receipt of any comments from the SEC, the effectiveness of the Form S-4 and any request by the SEC for any amendment to the Proxy Statement or the Form S-4 or for additional information. All filings with the SEC, including the Proxy Statement and the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo. MergerCo will furnish to the Company all information reasonably requested by the Company for inclusion in the Form S-4 and in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with MergerCo, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (and any preliminary version thereof filed by it) and the Form S-4.

     SECTION 6.3 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of, and financing sources for, MergerCo, reasonable access, during the period to the Effective Time, to all its properties, offices and facilities, books, contracts, commitments, records (financial and otherwise), officers, directors, employees, accountants, counsel and other representatives and agents, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the MergerCo all information concerning its business, operations, properties, finances and personnel as MergerCo may reasonably request, and shall make available to MergerCo the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the any of the foregoing as MergerCo may reasonably request. MergerCo shall keep such information confidential in accordance with the terms of the confidentiality letter, dated March 24, 1998 (the "Confidentiality Letter"), between MergerCo and the Company.

     SECTION 6.4  Indemnification and Insurance.

     (1) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable indemnification agreement referred to in subparagraph (2) below. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel retained by the Indemnified Party, promptly after reasonably sufficient statements therefore are received; provided
                                                                        --------
that such payment shall be conditioned upon such officer's, director's, employee's or agent's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer or director in the manner contemplated hereby is prohibited by applicable law, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (2) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements which are listed in Section 6.4(2)of the Company Disclosure Schedule with the Company's directors and officers existing at or before the Effective Time, as they relate to any actions or events occurring on or prior to the Effective Time.

     (3) For a period of six years after the Effective Time, the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to MergerCo) on terms comparable to, or better than, those now applicable to directors and officers of the Company; provided that (i)
                                                               --------
the Company following the Merger shall not be required to spend in excess of an amount equal to 150% of the 1997 annual premium therefor; provided further that
                                                          -------- -------
if the Company following the Merger would be required to spend in excess of a such amount per annum to obtain insurance having the maximum available coverage under the current policies, the Company will be required to spend such amount per annum to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period.

     (4) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     (5) If the Surviving Corporation or any of its successors or assigns transfers all or substantially all of its properties and assets to any person during the six-year period following the Effective Time, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.4 or a "tail" policy is purchased to meet the obligation to provide insurance hereunder.

     SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to MergerCo, and MergerCo shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company or MergerCo, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.6  Further Action.

     (1) Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, any required filings under the HSR Act or other similar laws, and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination, amendment, alteration or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, and (iii) promptly furnishing information required in connection therewith and timely seeking to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The Company shall not take any action to restrict, limit or prohibit MergerCo's ability to exercise all of its rights and obligations under the Voting Agreement, and the Company and its Board of Directors has provided and shall provide and maintain all approvals required under Section 203 of the DGCL in order to permit such exercise.

     (2) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from The New

York Stock Exchange, Inc., provided that such delisting shall not be effective
                           --------
until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that the retained Common Shares following the Merger will not be listed on any national securities exchange or quoted on The NASDAQ Stock Market Inc.'s National Market.

     (3) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by MergerCo or its sources of financing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of MergerCo, to call for prepayment or redemption, to prepay, redeem, repurchase, defease and/or renegotiate, or to solicit consents from holders of and modify, as the case may be, any then existing indebtedness or equipment leases of the Company and its Subsidiaries; provided that no such prepayment, redemption, repurchase,
                      --------
defeasance, renegotiation or modification shall themselves actually be made effective until immediately prior to, contemporaneous with or after the Effective Time.

     (4) The Company shall cooperate with any reasonable requests of MergerCo or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist MergerCo and its affiliates and representatives with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to MergerCo, and MergerCo shall provide to the Company, for the prior review of MergerCo's and the Company's advisors, any description of the transactions contemplated by this Agreement which is meant to be disseminated.

     (5) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     SECTION 6.7 Disposition of Litigation. Each of the Company and MergerCo shall give the other party reasonable opportunity to participate in the defense of any third party action seeking to restrain or prohibit or otherwise oppose the Merger.

     SECTION 6.8 Affiliates. Prior to the Closing Date, the Company shall deliver to MergerCo a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who retains Common Shares to deliver to MergerCo on or prior to the Closing Date a written agreement substantially in the form attached as Annex A hereto.

     SECTION 6.9 Stop Transfer Order. The Company shall notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares.

     SECTION 6.10 Public Announcements. Prior to the Effective Time, the Company and MergerCo agree to consult with each other prior to issuing or causing the publication of and provide each other the opportunity to review and comment upon any press release or other announcement with respect to the Offer, the Merger or this Agreement, and none of them shall issue or publish any such press release or other announcement prior, except as may be required by law. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 6.11 Retention Bonus Plan. Following the execution of this Agreement, the Company shall, if requested by MergerCo, implement an appropriate retention bonus plan on terms mutually agreeable to the Company and MergerCo.Retention Bonus Plan. Following the execution of this Agreement, the Company shall, if requested by MergerCo, implement an appropriate retention bonus plan on terms mutually agreeable to the Company and MergerCo.

     SECTION 6.12 Company Financial Information. The Company shall furnish to MergerCo the following financial information (all to be prepared in accordance with generally accepted accounting principles consistently applied):

     (a) as soon as available but in any event within 30 days of each calendar month, the unaudited consolidated balance sheets and statements of income statements and cash flows of the Company, showing its financial condition as of the close of such month and the results of operations during such month and for the then elapsed portion of the Company's fiscal year, in each case, setting forth the comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year; and

     (b) all documents filed with or submitted to the SEC by the Company simultaneously with such filing or submission.

     SECTION 6.13 Registration Rights Agreement. Prior to the Effective Time, the Company shall execute and deliver to the Investors in MergerCo a registration rights agreement in a form mutually acceptable to Investors and the Company, such agreement to provide the Investors with six demand registration rights and unlimited piggyback and S-3 registration rights for its Common Shares, all subject to customary terms and provisions.

Management Agreement. On or prior to the Effective Time, the Company, at the request of MergerCo, shall enter into a management agreement with Apollo Management IV, LP (or an affiliate thereof) pursuant to which the Company shall agree to pay an annual management fee of $1,000,000 and agree to continue to receive financial advisory services from Apollo Management IV, LP and its designees on an ongoing basis with compensation to be determined, all on terms reasonably satisfactory to MergerCo.

     SECTION 6.15  Employee Plans.

     (1) The Surviving Company shall honor, following the Effective Time, the terms of the Economic Incentive Plan (the "Incentive Plan") as in effect on the date hereof, with respect to all bonuses payable with respect to fiscal year 1998, except that, notwithstanding anything to the contrary in the Incentive Plan, any employee whose employment is terminated by the Company following the Effective Time shall not affect an employee's entitlement to receive the full or a pro rated portion of his/her bonus based on the number of days in fiscal 1998 during which such employee was employed by the Company in 1998. Prior to the Effective Time, the Company may amend the Incentive Plan to be consistent with the terms of this Section 6.15. Each employee who is a participant in the Incentive Plan shall be a third party beneficiary of this Section.

     (2) The Surviving Corporation shall make a profit-sharing contribution to the Company's 401(k) Savings and Retirement Plan (the "Savings Plan") as described in Article VI of such plan with respect to the plan year ended September 30, 1998 at a level consistent with recent past practice, such contribution to be allocated among all otherwise eligible active participants in the Savings Plan who are employed by the Company or any of its Subsidiaries as of the Effective Time or whose employment is terminated by the Company or its Subsidiaries during such plan year on or after attainment of age 55 or because of death or "physical or mental disability" (as defined in Section 6.9 of the Savings Plan) in proportion to their relative Compensation (as defined in the Savings Plan) for such plan year and regardless of whether such employees are employed on the last day of such plan year. Prior to the Effective Time, notwithstanding anything to the contrary herein, the Company may amend the Savings Plan consistent with this Section 6.15(2); provided that the Company shall provide MergerCo with an opportunity to review and comment on any such amendment.


                                   ARTICLE 7

                           CONDITIONS TO THE MERGER

     SECTION 7.1 Conditions to Obligation of each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (1) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (2) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (3) Form S-4. To the extent required by applicable law, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "Blue Sky" and other state securities laws applicable to the registration and qualification of the retained Common Shares following the Merger shall have been complied with.

     (4) No Injunctions or Restraints; Illegality. No preliminary or permanent injunction or other order by any court of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted; it being understood that such efforts shall not include the divestiture of any business or the material modification of existing business practices);

     (5) Governmental Actions. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Government Entity that makes the consummation of the Merger or the transactions contemplated hereby illegal; and

     (6) Solvency Letters. Each of the Board of Directors of the Company and MergerCo shall have received a copy of a solvency letter addressed to it, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

     SECTION 7.2 Additional Conditions to Obligations of MergerCo. The obligation of MergerCo to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (1) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) in all respects in the case of a representation or warranty qualified by a Material Adverse Effect or (ii) in all material respects in the case of a representation or warranty not so qualified by a Material Adverse Effect, in each case as of the date of this Agreement (except where such representation is made as of a a certain date, which shall be true as of such date) and as of the Effective Time as though made on and as of the Effective Time.

     (2) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Effective Time, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (3) Receipt of Certificate. MergerCo shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in subparagraphs (1) and (2) above.

     (4) Consents, Etc. MergerCo shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties (including outstanding indebtedness) as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders (other than with respect to foreign antitrust or other similar laws) do not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (5) No Material Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from MergerCo, the Company or any of their respective Subsidiaries or affiliates any damages that are material to any such party (taken as a whole in the case of the Company and its Subsidiaries), (ii) seeking to prohibit or limit the ownership or operation by MergerCo or its investors of the Company or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (iii) seeking to impose limitations on the ability of the investors of MergerCo to acquire or hold, or exercise full rights of ownership of, any shares of Common Shares, including, without limitation, the right to vote the Common Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit MergerCo or any of its Affiliates from effectively controlling in any material respect or any material portion of the business, properties, assets or operations of the Company and its Subsidiaries taken as a whole.

     (6) Affiliate Letters. MergerCo shall have received the agreements referred to in Section 6.8.

     (7) Financing. The Company shall have received the proceeds of financing on terms and conditions set forth in the Commitment Letters or upon terms and conditions which are substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in the Commitment Letters on terms and conditions reasonably satisfactory to MergerCo.

     (8) Recapitalization Accounting. MergerCo shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes (provided that if MergerCo is advised that the SEC finally determines
          --------
that recapitalization treatment will not be available, MergerCo will advise the Company within 30 days of receipt of such final determination whether it intends to waive such condition and if it advises the Company that it has determined not to so waive, the Company may terminate this Agreement pursuant to Section 8.1(3) as if the date of such advice from MergerCo was deemed to be November 30, 1998 for purposes of Section 8.1(3)).

     (9) The execution of this Agreement and consummation of the Merger will not require compliance by any of the parties to this transaction with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13 1K-6 et seq. or, if compliance is so required, such compliance shall have occurred prior to the Effective Time.


     SECTION 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (1) Representations and Warranties. The representations and warranties of MergerCo set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties of MergerCo set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

     (2) Performance of Obligations of MergerCo. MergerCo shall have performed the obligations required to be performed by it under this Agreement at or prior to the Effective Time in all material respects.

     (3) Receipt of Certificates. The Company shall have received a certificate signed on behalf of MergerCo by a senior executive officer of MergerCo to the effect set forth in subparagraph (1) and (2) above.

                                   ARTICLE 8

                                  TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or MergerCo:

     (1) by mutual written consent duly authorized by the Boards of Directors of MergerCo and the Company;

     (2) by either the MergerCo or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger or transactions contemplated by this Agreement or prohibiting MergerCo to acquire or hold or exercise rights of ownership of the Shares (including under the Voting Agreement) and such order, decree, ruling or other action shall have become final and non-appealable;

     (3) by either MergerCo or the Company if the Merger shall not have been consummated on or before November 30, 1998, provided that the right to terminate
                                            --------
this Agreement under this Section 8.1(3) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date where such action or failure to act constitutes a breach of this Agreement;

     (4) by MergerCo if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

     (5) by MergerCo, if the Company shall have (i) withdrawn, modified or amended in any respect adverse to MergerCo its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed to include in the Proxy Statement mailed to its stockholders such recommendation,
(iii) recommended any Acquisition Proposal from a person other than MergerCo or any of its affiliates or (iv) resolved to do any of the foregoing;

     (6) by the Company if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company approves any transaction relating to an Acquisition Proposal, on terms which the Board of Directors of the Company has determined in good faith (i) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and
(ii) based upon the advice of its outside counsel, that failing to approve such Acquisition Proposal and terminate this Agreement would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law; provided that the termination described in this Section 8.1(5) shall not be
     --------
permissible unless and until (i) the Company shall have provided MergerCo prior written notice at least three business days prior to such termination that the Board of Directors of the Company has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.1(5), (ii) the Company shall otherwise be in compliance in all material respects with its obligations under this Agreement, and (iii) on or prior to such termination the Company shall have paid to MergerCo the fee described in Section 8.3(1);or

     (7) by MergerCo, if the Company shall have breached its representations and warranties or the agreements and covenants to be performed by it and such breach is incapable of being cured or not cured within 20 days of receipt of written notice thereof from MergerCo.

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in this Section 8.2, Section 8.3 and 9.8 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.3  Fees and Expenses.

     (1) In the event that this Agreement is terminated pursuant to Section 8.1(4) (provided that the Company has received an Acquisition Proposal that has been publicly announced or publicly known prior thereto), 8.1(5) , 8.1(6) or 8.1(7) (provided that the Company has received an Acquisition Proposal that has been publicly announced or publicly known prior thereto) hereof, then the Company shall, with respect to Section 8.1(4), 8.1(5) and 8.1(7), within one business day of termination and with respect to Section 8.1(6), prior to such termination, pay to the Investors, as designated by MergerCo, a termination fee of $35 million, plus reimbursement of all reasonable out-of-pocket expenses and fees (but not in excess of $5 million).

     (2) In addition to any other amounts which may be payable or become payable pursuant to Section 8.3(4), the Company shall (provided that MergerCo is not then in breach of its representations, warranties, covenants or other obligations under this Agreement), promptly following termination of this Agreement pursuant to Section 8.1(3) (other than as a result of a failure of the conditions set forth in Section 7.2(8)) or Section 8.1(7) but in no event later than two business days following a written request by MergerCo therefor, together with related bills or receipts, reimburse MergerCo and its Affiliates, for all reasonable out-of-pocket expenses and fees (but not in excess of $5 million) (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to MergerCo and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof.

     (3) If the Merger shall be consummated in accordance with this Agreement, then the Surviving Corporation following the Merger shall pay to Apollo Advisors IV, L.P. or any designee, on the Closing Date, a fee of $12.5 million in cash, for arranging the transactions contemplated by this Agreement (including the financings thereof), which amount shall be payable in same day funds. No amount payable pursuant to any of the other provisions of this Section 8.3 shall reduce the amount of the foregoing fee payable pursuant to this subsection 8.3(3).

     (4) Except as provided in subsections 8.3(2) and (3) above, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; it being understood, however, that, as of the Effective Time, all expenses of MergerCo, the Investors and their respective Affiliates incurred in connection with the transactions contemplated hereby shall be deemed to be expenses of the Company. As of the Effective Time, the Company shall assume all agreements between MergerCo, the Investors or their respective Affiliates and third parties relating to the financing of the transactions contemplated hereby and shall indemnify and hold harmless the Investors and their Affiliates with respect to all obligations thereunder.

     (5) In addition to any other amounts which may be payable or become payable pursuant to Section 8.3(4), in the event of the termination of this Agreement pursuant to Section 8.1(7) and the receipt of an Acquisition Proposal within 90 days after the date of such termination, the Company shall pay to the Investors, within two business days after the receipt of the Acquisition Proposals, the Termination Fee.

                                   ARTICLE 9

                              GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time or termination of this Agreement, as the case may be, and shall continue until they terminate in accordance with their terms.

     SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (1)  If to MergerCo:

          Apollo Management IV, L.P.
          1301 Avenue of the Americas
          38th Floor
          New York, NY  10019
          Attention:  Michael S. Gross

          Telecopier No.:  (212) 261-4071
          Telephone No.: (212) 261-4009


     With a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP

          919 Third Avenue
          New York, NY  10022
          Attention:  David J. Friedman, Esq.

          Telecopier No.:  (212) 735-2001
          Telephone No.:  (212) 735-2218

                   and

          Atlas Capital Partners
          633 Third Avenue
          New York, New York  10017
          Attention:  Mitchell I. Gordon

          Telecopier No.:  (212) 916-3284
          Telephone No.:  (212) 986-3225

     (2)  If to the Company:

          XTRA Corporation
          Thomas A. Giacchetto
          60 State Street
          Boston, MA  02109
          Attention:  Chief Counsel and Secretary

          Telecopier No.:  (617) 367-7857
          Telephone No.:  (617) 523-5331


     With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Attention:  David A. Fine, Esq.

          Telecopier No.:   (617) 951-7050
          Telephone No.:   (617) 951-7374

     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

     (1) "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the first mentioned Person (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 5% or more;

     (2) "Beneficial Owner" with respect to any shares of Common Shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (3) "Business Day" means any day other than a day on which banks in The Commonwealth of Massachusetts or the State of New York are required or authorized to be closed;

     (4) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (5) "Company Disclosure Schedule" means the disclosure schedule referred to in heading of Article 3 of the Agreement and which is attached hereto and the specific disclosures made herein shall be deemed to qualify and amend the representations and warranties contained in Article 3 of the Agreement to which the disclosures make reference to or reference is apparent on its face and shall be read for all purposes together with such representations and warranties.

     (6) "Generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States applied on a consistent basis.

     (7) "Material Adverse Effect" when used in this Agreement in connection with the Company or any of its Subsidiaries means any change or effect that, either individually or in the aggregate is or is likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole other than any such changes or effects affecting generally the industry in which the Company and its Subsidiaries compete and general economic conditions.

     (8) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (9) "Subsidiary" or "Subsidiaries" of the Company, MergerCo or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, MergerCo or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (10) "Transactions contemplated hereby," "transactions contemplated by this Agreement" and other similar references shall include the Merger and all other actions and transactions contemplated by this Agreement and the Voting Agreements.

     SECTION 9.4 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may be amended or supplemented at any time, except that after approval hereof by the stockholders of the Company, no amendment shall be made which decreases the Merger Consideration or that in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement) without the further approval of such stockholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.

     SECTION 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 6.4 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and Section 6.15(a) (which is intended to be for the benefit of employees of the Company whose employment has been terminated prior to the Effective Time and who are entitled to participate in the Incentive Plan and may be enforced by them).

     SECTION 9.9 Failure or Indulgence Not Waiver, Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       WHEELS MERGERCO LLC


                                       By:  /s/ Andrew Africk
                                            ------------------------------------
                                            Name:   Andrew Africk
                                            Title:  Manager

                                       XTRA CORPORATION


                                       By:  /s/ Michael J. Soja
                                            ------------------------------------
                                            Name:   Michael J. Soja
                                            Title:  Vice President and Chief
                                                    Financial Officer

                                                                       EXHIBIT A
                                                                       ---------


                         CERTIFICATE OF INCORPORATION

                                      OF

                               XTRA CORPORATION


          FIRST:  The name of the Corporation is  XTRA Corporation (hereinafter
          -----
the "Corporation").

          SECOND:  The address of the registered office of the Corporation in
          ------
the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD:  The purpose of the Corporation is to engage in any lawful act
          -----
or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          FOURTH:  The total number of shares of stock which the Corporation
          ------
shall have authority to issue is 5,500,000 shares of Common Stock, each having a par value of one penny ($.01).

          FIFTH:  The following provisions are inserted for the management of
          -----
the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          (6) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses

     (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to
     --------  -------
     indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Section 6 shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

          SIXTH:  Meetings of stockholders may be held within or without the
          -----
State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          SEVENTH:  The Corporation reserves the right to amend, alter, change
          -------
or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                                                         ANNEX A


                           FORM OF AFFILIATE LETTER

Gentlemen:

     The undersigned, a holder of shares of common stock, par value $.50 per share ("Company Shares"), of XTRA Corporation, a Delaware corporation (the "Company"), is entitled to retain and receive in connection with the merger (the "Merger") of the Company with Wheels MergerCo LLC, a Delaware limited liability company ("MergerCo"), securities (collectively, the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

     In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto.

     The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by MergerCo of this letter is an inducement and a condition to MergerCo's obligations to consummate the Merger.


                                  Very truly yours,



Dated:

                                       2